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                                                                    EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT



To the Board of Directors
Flanders Corporation
Washington, North Carolina

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and in the related Prospectus of our report, dated February 7, 1997, except for the second paragraph of Note 8 and the first paragraph of Note 23 as to which the date is March 10, 1997 and the second paragraph of Note 23 as to which the date is September 9, 1997, relating to the consolidated financial statements of Flanders Corporation and subsidiaries and to our report dated February 7, 1997, relating to the financial statement schedule. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.



                                                     /s/ McGladrey & Pullen, LLP


New Bern, North Carolina
September 11, 1997